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                                                               EXHIBIT 1.A(6)(a)


                             ARTICLES OF AMENDMENT
                                      of
                       STATE FARM LIFE INSURANCE COMPANY

     The Articles of Incorporation, as amended, of STATE FARM LIFE INSURANCE COMPANY, a stock company organized under the laws of the State of Illinois, are as follows:

        ARTICLES OF INCORPORATION OF STATE FARM LIFE INSURANCE COMPANY

                                   ARTICLE I

     The name of the Corporation shall be State Farm Life Insurance Company.

                                  ARTICLE II

     The principal office of the Corporation for transacting business shall be located at Bloomington, McLean County, Illinois.

                                  ARTICLE III

     The period of duration of the Corporation shall be perpetual.

                                  ARTICLE IV

     The kinds of insurance in which the Corporation proposes to engage are: (a) Insurance on the lives of persons and every insurance appertaining thereto or connected therewith and granting, purchasing or disposing of annuities as provided in Subsection (a) of Class 1 of Section 4 of Article I of the Illinois Insurance Code; (b) Insurance against bodily injury, disablement or death by accident and against disablement resulting from sickness or old age and every insurance appertaining thereto as provided in Subsection (b) of Class 1 of
Section 4 of Article I of the Illinois Insurance Code.

                                   ARTICLE V

     The Corporation also proposes to engage in the rendering of services related to functions involved in the operation of its insurance business, including but not limited to, actuarial, data processing, accounting, claims, risk appraisal, collection services, financial services and any other business activity reasonably complementary or supplementary to its authorized insurance business.

                                  ARTICLE VI

     The corporate powers shall be exercised by a Board of Directors, the number of whom, within the minimum and maximum limits authorized by
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law shall be as provided in the Bylaws. All Directors shall be at least twenty-one years of age and at least three Directors shall be residents and citizens of Illinois. All Directors shall be elected annually in the manner provided by law. Vacancies in the Board of Directors may be filled by the shareholders for the balance of the term at a special meeting of shareholders called for that purpose. Shareholders may vote in person or by proxy at all meetings of shareholders as provided in Bylaws.

                                  ARTICLE VII

     The amount of the capital stock of the Corporation shall be Three Million Dollars ($3,000,000) divided into thirty thousand (30,000) shares of the par value of One Hundred Dollars ($100.00) each.

                                 ARTICLE VIII

     The corporate powers shall be exercised by and its business and affairs shall be under the control of the Board of Directors which shall have the power to make, alter, amend and repeal Bylaws and regulations for the government of the officers and the general conduct of the business and affairs of the Corporation.

     Dated this 10th day of December, 1979.


                                               STATE FARM LIFE INSURANCE COMPANY

                                               By /s/ Edward B. Rust
                                                 -------------------------------
                                                 Edward B. Rust, President

ATTEST:

/s/ C.R. Charlson Jr.
-----------------------------------
C.R. Charlson, Jr., Secretary

(Corporate Seal)                               APPROVED this 28th day of
                                                             ----
                                               December A.D., 1979.
                                               --------

                                               /s/ Philip R.O'Connor
                                               ---------------------------------
                                               Philip R.O'Connor
                                               Acting Director of Insurance